EXHIBIT 99.1


                  [DEARBORN CAPITAL MANAGEMENT, LLC LETTERHEAD]


                                                                October 20, 2005



Dear Selling Agents:

         As many of you know, Refco, Inc. and certain of its affiliates filed for bankruptcy protection on October 17, 2005. This filing did not include either Refco LLC or Refco Securities LLC, Refco's regulated entities through which the Grant Park Futures Fund cleared a portion of the Fund's trading business. At the time of Refco's bankruptcy filing, Grant Park had approximately 12% of its assets on deposit in separate segregated accounts with these entities. Of the balance of the Fund's assets, 8-10% are held at UBS Financial Services, Inc., Grant Park's other clearing broker, and 80% are held in a safekeeping account at Northern Trust Bank. This is the usual allocation of the Fund's assets between clearing firms and the Northern Trust Bank safekeeping account.

         In light of the recent problems at Refco, Dearborn Capital Management, Grant Park's General Partner, is in the process of moving all assets and final positions held at Refco to Man Financial, Inc., a subsidiary of ED&F Man. We anticipate the transfer process to be complete within the next few days. All of the Fund's assets currently remaining at Refco (7%) are liquid and we expect that any remaining balance will be transferred out after all remaining positions are transferred.

         Please be assured that the trading of the Fund has not been affected by the recent events at Refco. Should you have any further questions please feel free to contact me.

Sincerely,

/s/ David Kavanagh

President
Dearborn Capital Management, LLC